Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-192017) pertaining to the 2013 Long Term Incentive Compensation Plan and

(2) Registration Statement (Form S-4 No. 333-196662) of Gaming and Leisure Properties, Inc. and Subsidiaries;

of our reports dated February 27, 2015, with respect to the consolidated financial statements and schedule of Gaming and Leisure Properties, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Gaming and Leisure Properties, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) of Gaming and Leisure Properties, Inc. and Subsidiaries for the year ended December 31, 2014.

/s/ Ernst & Young

Philadelphia, Pennsylvania
February 27, 2015